Exhibit 21

             List of Subsidiaries of Euro Group of Companies, Inc.
                       (formerly ICT Technologies, Inc.)


Europhone, Inc.

Eurokool, Inc.

Europhone USA, Inc.

Europhone USA LLC

Eurospeed, Inc.